EXHIBIT 10.1

2016 Year-End Version (US)

KCG HOLDINGS, INC.
DEFERRED CASH AWARD AGREEMENT

Name of Grantee:	[ ]
Amount of Deferred Cash Award:	$[ ]
Grant Date:	[ ]
Grant Number:	[ ]
Vesting Dates:	[ ], 2018 (the “First Vesting Date”) [ ], 2019 (the “Second Vesting Date) [ ], 2020 (the “Third Vesting Date”)

*    *    *    *    *    *    *    *

This Award Agreement (this “Agreement”) governs your 2016 deferred cash award (the “Deferred Cash Award”) granted to you by KCG Holdings, Inc. (the “Company”) as part of your discretionary compensation for services provided during 2016 and as an incentive for you to remain in employment and provide services to the Company or any Affiliate of the Company through the Vesting Dates listed above. You should read carefully this Agreement, which includes Annex A (containing Applicable Restrictive Covenants described in more detail under Section 6) and Annex B (containing definitions for certain capitalized terms that are not defined in the body of this Agreement).

1.
The Company hereby grants you the Deferred Cash Award, which constitutes an unfunded and unsecured promise to pay to you, subject to the terms and conditions of this Agreement, the amount set forth above, plus any accrued interest as described in Section 4, on the date or dates provided in this Agreement.

2.
Except as otherwise provided in this Agreement, your Deferred Cash Award is unvested, which means that it is subject to a condition that you remain actively employed by the Company and that you comply with the Applicable Restrictive Covenants, in each case, through the applicable Vesting Date in order for you to receive payment in respect thereof. The “Restricted Vesting Period” is the period from the Grant Date until the applicable Vesting Date during which these vesting conditions apply.

3.
Except as otherwise provided in this Agreement, the Deferred Cash Award will be paid to you in three substantially equal installments (before giving effect to the additional amount credited to such award under Section 4) reasonably promptly (but no more than 30 days) after each Vesting Date. Until such payment, you have only the rights of a general unsecured creditor of the Company.

4.	During the Restricted Vesting Period, the unpaid portion of your Deferred Cash Award will accrue interest at the rate then in effect (the “Discretionary Interest Rate”) as determined by the Compensation Committee of the Board of Directors of the Company (the “Board”) or such other committee or individual as appointed by the Board, in its sole discretion (the “Committee”). The Committee will determine the Discretionary Interest Rate that will apply to your Deferred Cash Award (i) between the Grant Date and the First Vesting Date, (ii) between the First Vesting Date and the Second Vesting Date and (iii) between the Second Vesting Date and the Third Vesting Date. Any references to the “Deferred Cash Award” shall be deemed to include any additional amount credited to such award under this Section 4 and any credited amounts so accrued shall vest and be paid to in accordance with Sections 2 and 3.

5.	Except as otherwise provided for in your Employment Agreement, if applicable:

(a)
if your employment with, or provision of services to, the Company or any of its Affiliates is terminated by the Company or any of its Affiliates without Cause, or otherwise terminates on account of your death or Disability, the vesting conditions applicable to the Deferred Cash Award will lapse and the unpaid portion of the Deferred Cash Award will be paid to you (or the representative of your estate) reasonably promptly (but no more than 30 days) thereafter, together with any interest credited to your Deferred Cash Award under Section 4 through the date of your termination;

(b)
if your employment with, or provision of services to, the Company or any of its Affiliates is terminated for Cause, all of your rights to your Deferred Cash Award will terminate and your Deferred Cash Award will be cancelled without any payment to you;

(c)
if your employment with, or provision of services to, the Company or any of its Affiliates terminates for any reason other than as set forth in Sections 5(a) and 5(b), your Deferred Cash Award will continue to vest as if your employment with the Company or any of its Affiliates had continued, subject to Section 6 which will continue to apply through the remainder of the Restricted Vesting Period.

6.
If during the Restricted Vesting Period, you breach or otherwise take any action that is prohibited by an Applicable Restrictive Covenant, all of your rights to your Deferred Cash Award will terminate and your Deferred Cash Award will be cancelled without any payment to you. You understand that your eligibility for the continued vesting of your Deferred Cash Award pursuant to Section 5(c) is contingent on your ongoing compliance with the Applicable Restrictive Covenants for the duration of the Restricted Vesting Period regardless of the length of the protected period or similar restrictive covenant period which you are required to comply under an Employment Agreement, award agreement or other agreement you have with the Company.

For purposes of this Agreement, “Applicable Restrictive Covenant” includes (i) any restrictive covenant provision (including, but not limited to a non-competition, non-solicitation and/or confidentiality restriction) applicable you under an Employment Agreement, award agreement or other agreement you have with the Company and (ii) to the extent you are not subject to a restrictive covenant provision as provided in clause (i) at the Grant Date, the restrictive covenant provisions set forth on Annex B of this Agreement (which, for purposes of this Agreement shall be deemed to apply for the duration of the Restricted Vesting Period).

7.
You acknowledge that as a condition to accepting payment of your Deferred Cash Award, you may be required to certify to the Company, in the form and manner determined by the Company in its sole discretion, that you have complied with all terms and conditions of this Agreement, including the Applicable Restrictive Covenants. You understand and agree that:

(a)
if the Company determines, in its sole discretion, that you have failed to comply with all terms and conditions of this Agreement, all of your rights to your Deferred Cash Award will terminate and your Deferred Cash Award will be cancelled without any payment to you; and

(b)
(i) your address on file with the Company at the time any certification is required will be deemed to be your current address, (ii) it is your responsibility to inform the Company of any changes to your address to ensure timely receipt of the certification materials, (iii) you are responsible for contacting the Company to obtain such certification materials if not received and (iv) your failure to return properly completed certification materials by the specified deadline (which includes your failure to timely return the completed certification because you did not provide the Company with updated contact information) will result in the cancellation of your Deferred Cash Award without any payment to you. For the avoidance of doubt, references in this Section 7(b) to your address are inclusive of your email address and references to your receipt and return of certification materials are inclusive of such actions taken by means of electronic communication.

8.
If at any time within two (2) years after a Vesting Date (a “realization event”), you (a) are terminated for Cause, (b) engage in or have engaged in any activity that is a violation of an Applicable Restrictive Covenant during the protected period or similar restrictive covenant period, (c) violate or have violated any confidentiality or proprietary information obligation you owe to the Company (including, but not limited to, the confidentiality or proprietary information obligations in any non-compete agreement, Employment Agreement, employee handbook, non-disclosure agreement, Code of Business Conduct or Ethics, equity award agreement or any other agreement signed by you that contains such obligations), and/or (d) engage in or have engaged in any act of fraud against the Company, then you hereby agree that the amount of the Deferred Cash Award that became vested at the realization event shall be paid by you to the Company upon notice from the Company (the “Repayment Amount”). The Repayment Amount shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event. The Company shall have the right to offset the Repayment Amount against any amounts otherwise owed to you by the Company (whether as wages, vacation pay or pursuant to any benefit plan or other compensatory arrangement) to the extent permissible under applicable law, including Section 409A. Additionally, the Deferred Cash Award is subject to the Company’s Compensation Recoupment Policy, if applicable to you, which can cause the forfeiture of the Deferred Cash Award.

9.
Without limiting the application of Sections 12 and 13, in the event of a Change-In-Control the Committee reserves the right, in its sole discretion, to accelerate the vesting of the Deferred Cash Award, but shall have no obligation to take any such action. In the absence of any such action under this Section 9, the Deferred Cash Award shall continue in effect in accordance with its terms. Notwithstanding anything to the contrary in Section 5, in the event that you cease to be an Employee (including by reason of the

Company’s sale or divestiture of a business unit or otherwise where such transaction is not a Change-In-Control), the Committee shall, in its sole discretion, have the authority to provide that (A) the vesting restrictions applicable to any unvested portion of your Deferred Cash Award shall lapse upon the effective time of completion of such sale or divestiture or (B) (i) any unvested portion of your Deferred Cash Award not be forfeited upon such termination and (ii) you continue to vest in the Deferred Cash Award in accordance with the Vesting Dates set forth above, subject to satisfaction of any other vesting conditions the Committee deems reasonable and appropriate (including, without limitation, your continued employment with a third party following a sale or divestiture by the Company of a business unit or otherwise).

10.
The Company’s obligation to make a payment of the Deferred Cash Award shall be subject to applicable federal, state and local tax withholding requirements. To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by you in respect of a Deferred Cash Award, then the Company shall deduct from any payments of any kind otherwise due to you the aggregate amount of such Federal, state or local taxes required to be so withheld. If no such payments are due or to become due, or if such payments are insufficient to satisfy such Federal, state or local taxes, then you will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes.

11.
Except with the consent of the Committee, you may not sell, pledge, hypothecate, assign, transfer or otherwise encumber the Deferred Cash Award, other than by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to the Deferred Cash Award will be made only to you and any attempt to sell, pledge, hypothecate, assign, transfer or otherwise encumber the Deferred Cash Award shall be void.

12.
All matters with respect to the Deferred Cash Award will be determined by the Committee or its designee. The Committee has the authority and discretion to select those persons who shall receive Deferred Cash Awards, to determine the time or times of receipt, to establish the terms, conditions, performance criteria, restrictions or other provisions of the Deferred Cash Awards, and, subject to the restrictions of Section 14, to modify, amend or terminate the Deferred Cash Awards. The Committee’s determinations regarding Deferred Cash Awards (including, without limitation, the amount and timing of such awards, the terms and provision of such awards and the agreements evidencing the same) need not be uniform and may be made by it selectively among individuals who receive, or are eligible to receive Deferred Cash Awards. Except to the extent prohibited by applicable law, the Committee may delegate to any person or persons all or any part of its responsibilities and powers as set forth in this Agreement, and may revoke such delegation at any time.

13.
The Committee is authorized to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of Deferred Cash Awards and to take such other action in connection with or in relation to such Deferred Cash Awards as it deems necessary or advisable. Each action and determination made by the Committee with respect to the Deferred Cash Award will be final and conclusive. No employee of the Company or any member of the Board will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or the Deferred Cash Award granted hereto.

14.
The Committee may at any time terminate, modify or amend the Deferred Cash Award in such respects as it shall deem advisable; provided, however; that no termination, modification or amendment of any outstanding Deferred Cash Award may, without your consent, adversely affect your rights with respect to the outstanding Deferred Cash Award.

15.
This Agreement does not constitute a contract of employment, nor does it give you the right to be retained in the employ of the Company or any Affiliate, or the right to continue to provide services to the Company or any Affiliate, in each case, for any particular period or on any particular basis of compensation. Nothing contained in this Agreement, and no action of the Company or the Committee with respect to this Agreement, will interfere in any way with the right of the Company or an Affiliate to terminate your employment at any time, for any reason or for no reason.

16.
By executing this Agreement and acknowledging the terms and conditions set forth herein, you will be deemed to have agreed that this Deferred Cash Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any health and welfare, pension, retirement or other employee benefit plan, program or policy of the Company or any Affiliate.

17.
You will not, by reason of this Agreement, acquire any right in or title to any assets, funds or property of the Company or any Affiliate, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate in its sole discretion may set aside in anticipation of a liability under this Agreement. You will only have a contractual right to the amounts, if any, payable under this Agreement, unsecured by any assets of the Company or any Affiliate, and nothing contained in this Agreement shall constitute a guarantee that the assets of the Company or any Affiliate shall be sufficient to pay any benefits to any person.

18.
The Company and you hereby irrevocably submit to the exclusive jurisdiction of any state or federal court of appropriate jurisdiction located in New York, New York over any suit, action or proceeding arising out of or relating to or concerning this Agreement that is not otherwise arbitrated or resolved according to Section 19.

(a)
The Company and you acknowledge that the forum designated by this section has a reasonable relation to this Agreement and to the relationship between the Company and you. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this section.

(b)
The agreement by the Company and you as to forum is independent of the law that may be applied in the action, and the Company and you (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or you now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this section, (iii) undertake not to commence any suit, action or proceeding arising out of or relating to or concerning this Agreement in any forum other than the forum described in this section, and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and you.

(c)
You hereby irrevocably appoint the General Counsel of the Company as your agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Agreement that is not otherwise arbitrated or resolved according to Section 19.

(d)
You agree to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this section, except that you may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to your legal counsel (provided that such counsel agrees not to disclose any such information except as necessary to the prosecution or defense of the dispute, controversy or claim).

19.
Subject to the provisions of Section 18 above, any dispute, controversy or claim between the Company and you, arising out of or relating to or concerning this Agreement will be finally settled by binding arbitration in New York, New York before, and in accordance with the rules then obtaining of, the Financial Industry Regulatory Authority (“FINRA”) or, if FINRA declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by you must first be submitted to the Committee in accordance with claims procedures determined by the Committee.

20.
If you attempt to have any dispute that arises out of or relates to this Agreement resolved in any manner that is not provided for by Sections 18 and 19 above, then (i) any outstanding portion of the Deferred Cash Award (whether vested or unvested) shall be forfeited and (ii) any amounts paid in respect of the Deferred Cash Award shall be repaid by you to the Company upon notice from the Company in the manner set forth in Section 8.

21.
The obligation of the Company to make payments in respect of the Deferred Cash Award granted under this Agreement is specifically subject to all provisions of this Agreement, and all applicable laws, rules, regulations and governmental approvals.

22.
The grant of the Deferred Cash Award is not enforceable until this Agreement has been signed by the Company and acknowledged by you. By acknowledging this Agreement, you shall be deemed to have accepted and consented to any action taken under this Agreement by the Committee, the Board or any of their delegates.

23.	No change or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto.

24.
Any notice by you to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to you shall be in writing and shall be deemed duly given if mailed to you at the address on file with the Company.

25.
The grant of Deferred Cash Awards shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem advisable, and such arrangements may be either generally applicable or applicable only in specific cases.

26.	The validity and construction of this Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

27.
This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto regarding the Deferred Cash Award, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them regarding the Deferred Cash Award other than as set forth herein or therein.

28.
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered consistent with such intent. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to you under Section 5(a) of this Agreement until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement, to the extent that any amounts are payable upon a “separation from service” and such payment would result in the imposition of any additional tax and penalties imposed under Section 409A, the payment of such amounts shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier) to the extent any such delay would avoid the imposition of such tax or penalty. In addition, each amount to be paid or benefit to be provided to you pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A.

29.
As used in this Agreement, “the Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, the transfer of property, stock or goodwill or otherwise. This Agreement shall automatically inure to the benefit of, and be enforceable by the Company, including its successors, and assigns, without the need for any further action or approval by you. You specifically agree that this Agreement may be assigned by the Company and enforced by any assignee or successor of the Company.

By acknowledging this Agreement in a method to be determined by the Company, you accept and agree to all of the foregoing terms and provisions and to all of the terms and provisions. The provisions in this Agreement (including, without limitation, the Applicable Restrictive Covenants) shall not supersede, modify, replace or cancel any existing contractual obligations, including but not limited to restrictive covenants, applicable you in any Employment Agreement, prior equity award agreements or other agreement with the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative as of the Grant Date.

KCG HOLDINGS, INC.

By: /s/ DANIEL COLEMAN
Daniel B. Coleman
Chief Executive Officer

Annex A: Applicable Restrictive Covenants

This Annex A is incorporated into and comprises part of your Agreement. Capitalized terms that are not defined in the body of this Annex A are defined in the Agreement or in Annex B.

a)	During the Restricted Vesting Period, Grantee agrees to not, directly or indirectly, alone or in association with or on behalf of any other person, engage in any Competitive Activity.

i.	“Competitive Activity” means:

A.	Engaging in a Competitive Business for Grantee’s own benefit or for the benefit of any other person;

B.
Providing services to any person engaged in a Competitive Business, whether as an employee, consultant, officer, director, manager, partner, principal, agent, or in any other capacity, that are similar to the services Grantee provided for Company or that Grantee possessed Confidential Information about while employed by Company; or

C.
Controlling (by contract, equity ownership or otherwise), investing in (except as the owner of up to 3% of the securities of a publicly traded entity) or providing other financial support to any person engaged in a Competitive Business.

ii.	“Competitive Business” means:

A.
Engaging in high frequency algorithmic transactions in any way involving any electronically tradeable product or commodity (including any security (equity or debt), derivatives, fixed income, cash, currency, or other financial instruments, or any other tangible or intangible item) through any exchange, electronic trading venue or platform, whether or not using proprietary trading methods or systems, in which Company was engaged at the time Grantee’s employment for Company terminates, or in which Company engaged during the 12 months preceding the termination of Grantee’s employment, or in which Company has plans to engage in at the time of the termination of Grantee’s employment and that Grantee was aware of, or possessed Confidential Information about, at the time of the termination of Grantee’s employment; or

B.
Engaging in any activities that are similar to, competitive with or a functional substitute for activities or Confidential Information Grantee had knowledge of and that Company engaged in or planned to engage in at any time during the 12 months preceding the termination of Grantee’s employment.

C.
“High frequency algorithmic transactions” means buying, selling, trading, or engaging in any other similar transaction where orders are determined by an automated model and placed on an automated basis.

b)
During the Restricted Vesting Period, Grantee agrees to not directly or indirectly, alone or in association with or on behalf of any other person contact or solicit any client or potential client introduced to Grantee by Company, or that Grantee knew of or about solely as a result of Grantee’s employment with Company, for the purpose of offering, providing or selling, products or services competitive with or similar to products or services offered by, developed by, designed by, distributed by, or sold by Company.

For purposes of this Annex A, a “potential client” is a person, company, and/or entity that Grantee had direct contact with or possessed Confidential Information about during the last 18 months of Grantee’s Company employment, as well as any person, company or entity Grantee knew Company was contacting during the last 18 months of Grantee’s employment regarding the use of Company products or services.

c)	During the Restricted Vesting Period, Grantee will not, directly or indirectly, alone or in association with or on behalf of any other person:

i.
Induce or solicit any person who is an employee or consultant to the Company to terminate their employment or engagement with Company or modify their relationship with Company in a way that is adverse to Company; or hire or otherwise use the services of any person who provided services to Company as an employee or consultant (other than services offered generically to the public by such person, e.g., telecommunications services) within 12 months prior to Grantee’s termination for purposes of engaging in a Competitive Business;

ii.
Interfere with or induce any person to make a material adverse change in any business relationship between Company and its suppliers, members, lenders, business partners and any other person in a business relationship with Company where Company has a reasonable expectation that the relationship would continue without such change; or

iii.
Participate or engage in any trade or commercial disparagement of the business or operations of Company and/or disparage the professional and/or personal lives of any individual manager, officer or employee of Company, or give interviews, provide comment, information or opinions, positive or negative, to any publicly available media resource or employee, contractor or representative, regardless of the format and intent of that media.

d)
Grantee will not engage in any unauthorized use or disclosure of the Company’s Confidential Information. “Confidential Information” means any information of or about the Company that is not generally known to the public, including (i) information that can be used in the operation of the Company’s business and is sufficiently valuable and secret to afford the Company with actual or potential economic advantage, (ii) all forms of financial, business, employee, technical, economic, engineering and design information, plans and strategies, forecasts, know-how, systems, processes, software, algorithms, mathematical models, valuation models, trading models or strategies, information relating to modeling relationships among interest rate market instruments, trading and hedging strategies and paradigms, firmware, trading technologies, the use of trading platform software (including all front-end, middleware and exchange connectivity components or subsystems and analysis and conclusions related to the Company’s technology), proprietary computer code, computer and network hardware and configurations not generally known to the public and in all events whether tangible or intangible and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in any other media, (iii) information that is a trade secret or is subject to trade secret or similar regulation under any state or federal statute or regulation, (iv) confidential or secret information of or about other persons that is known to the Company, and (v) information labeled “confidential” or otherwise marked with a restriction on disclosure. Confidential Information does not include any information that is or becomes generally known to the public without the breach of any duty by me or any other person, or through improper means.

e)	During the Restricted Vesting Period and at all times thereafter, Grantee will:

i.	Hold all Confidential Information as a fiduciary in trust and use it only for the benefit of the Company in properly performing Grantee’s employment duties for the Company;

ii.	Maintain Confidential Information in strict confidence and secrecy;

iii.
Not, except as specifically directed by the Company in performing employment duties for the Company, communicate or disclose Confidential Information in any manner to any person within or outside the Company who is not authorized to know, use or receive such Confidential Information; and

iv.	Comply with the Company’s procedures on dealing with Confidential Information and in all events use best efforts to prevent the inadvertent disclosure of Confidential Information.

v.
If subject to a valid subpoena, or other order of any governmental entity or similar legal requirement that might seek disclosure of Confidential Information, and to the extent permitted by law, furnish a copy of such subpoena, order or other legal requirement to the Company’s General Counsel as soon as practicable, but no later than 48 hours after Grantee receives it, cooperate with the Company’s efforts to obtain a protective order or similar relief, and only disclose the minimum amount of Confidential Information necessary.

vi.
At any time upon the Company’s request and within 48 hours of Grantee’s termination of employment with the Company, deliver all Confidential Information in Grantee’s possession to the Company and not retain any originals or copies of the Confidential Information.

vii.	Not disclose to the Company any confidential or proprietary information belonging to any other person that Grantee is under any obligation to keep in confidence.

f)
Nothing in any in any code, agreement, manual or in any other policies, procedures or agreements of the Company (including this Agreement and the Plan) shall prohibit or restrict any current or former Company employee or their counsel from providing information in connection with: (a) any disclosure of information required by law or legal process, (b) reporting possible violations of federal or state law or regulation to any governmental agency, commission or entity, including but not limited to, the Department of Justice, the Commodities Futures Trading Commission, the Securities and Exchange Commission, the Department of Labor, the Congress, any state Attorney General, self-regulatory organization and any agency Inspector General (collectively “Government Agencies”), (c) filing a charge or complaint with Government Agencies,
(d) making disclosures that are protected under the whistleblower provisions of federal or state law or regulation (collectively the “Whistleblower Statutes”), or (e) from initiating communications directly with, responding to any inquiry from, volunteering information to, testifying or otherwise participating in or assisting in any inquiry, investigation or proceeding brought by Government Agencies in connection with (a) through (d). Any current or former Company employee is not required to advise or seek permission from the Company before engaging in any activity set forth in (a) through (e). Further, the Company does not in any manner limit the right of any current or former Company employee to receive an award from Government Agencies for information provided to Government Agencies or pursuant to the Whistleblower Statutes.

Annex B: Definitions
“Affiliate” means any corporation, partnership, joint venture or other entity during any period in which at least a twenty-five percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.
“Cause” means any definition ascribed thereto in any Employment Agreement, severance agreement, change in control agreement or similar agreement with the Company or an Affiliate to which such Grantee is a party or, in the absence thereof, shall mean (i) a felony conviction of the Grantee, (ii) the commission by the Grantee of an act of fraud or embezzlement against the Company, (iii) the Grantee’s willful misconduct or gross negligence materially detrimental to the Company, (iv) the Grantee’s wrongful dissemination or use of confidential or proprietary information or (v) the intentional and habitual neglect by the Grantee of his duties to the Company.
“Change-In-Control” means the first to occur of:

i.
the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) of “beneficial ownership” (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent or more of either the then outstanding Shares or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following transactions shall not constitute a Change-In-Control: (A) an acquisition by the Company, (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) an acquisition by an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares, (D) an acquisition by an entity pursuant to a Business Combination (as defined below in subsection) that satisfies clauses (A), (B) and (C) of such subsection or (E) any acquisition directly from the Company;

ii.
the following individuals cease for any reason to constitute a majority of the Company’s Directors then serving: individuals who as of the date hereof constitute the Board (the “Initial Directors”) and any new Director (a “New Director”) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the Directors then in office who either are Initial Directors or New Directors; provided, however, that a Director whose initial assumption of office is in connection with an actual or threatened election contest (including but not limited to a consent solicitation) relating to the election of Directors of the Company shall not be considered a New Director;

iii.
the occurrence or consummation of a reorganization, merger or consolidation or a sale or disposition of all or substantially all of the Company’s assets (a “Business Combination”), other than a Business Combination in which (A) the voting securities of the Company outstanding immediately prior thereto and entitled to vote generally in the election of directors continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent of the combined voting power of the voting securities of the Company or such surviving entity or parent outstanding immediately after such Business Combination and entitled to vote generally in the election of directors; (B) no “person” (as hereinabove defined), other than the Company, an employee benefit plan (or related trust) sponsored or maintained by the Company, or an entity resulting from such Business Combination, acquires more than thirty-five percent of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were Initial Directors or New Directors at the time of the execution of the initial agreement, or action of the Board, providing for such Business Combination; or

iv.	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder.
“Director” means a duly elected member of the Board.
“Disability” means that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
“Employee” means a common law employee (as defined in Section 3401(c) of the Code) of the Company or any Affiliate of the Company. The term “Employee” will also include an individual who is granted an Deferred Cash Award, in connection with his hiring by the Company or any Affiliate, prior to the date the individual first becomes an Employee, but if and only if such Deferred Cash Award does not vest prior to the date the individual first becomes an Employee.
“Employment Agreement” means the Grantee’s contract of employment with the Company or any Affiliate of the Company (including, for the avoidance of doubt, any such contract in the form of an offer letter or otherwise), outlining the terms and conditions of Grantee’s employment with a Group Company (as such contract of employment may be amended from time to time) as of the date of this Agreement.
“Section 409A” means Section 409A of the Code.